Filed Pursuant to 424(b)(3)
                                             Registration No. 333-14513
                                             Registration No. 333-87437


                PERMA-FIX ENVIRONMENTAL SERVICES, INC.

        Sixth Supplement to Prospectus dated November 13, 1996
              ___________________________________________

     As originally provided in the Prospectus, the Company issued to Search Group Capital, Inc. ("Search"), three warrants dated September 16, 1996. The first warrant was to purchase up to 75,000 shares of Common Stock at a purchase price of $1.06 per share ("Search Warrant One"). The second warrant was to purchase up to 50,000 shares of Common Stock at a purchase price of $1.50 per share ("Search Warrant Two"). The third warrant was to purchase up to 50,000 shares of Common Stock at a purchase price of $1.06 per share ("Search
Warrant Three"). Search Warrant One, Search Warrant Two and Search Warrant Three (collectively, the "Search Warrants") were issued as partial payment for consulting services rendered by Search to the Company and the 175,000 shares of Common Stock to be issued upon the exercise of the Search Warrants are covered by the Prospectus, described under "Summary of Securities Being Offered" in the Prospectus and are referred to in other portions of the Prospectus. As described in the Second Supplement to the Prospectus dated November 13, 1996, dated September 26, 1997 ("Second Supplement"), effective July 24, 1997, Search assigned the Search Warrant Two to enable Sedef Dion, Jane M. Lamas and R. Keith Fetter to purchase 6,000, 10,000, and 34,000 shares thereunder, respectively. On January 6, 2000, the Search Warrant Two was amended to (i) reduce the exercise price thereof from $1.50 per share of Common Stock to $1.00 per share of Common Stock and (ii) extend the expiration date of the warrant from September 15, 1999 to January 20, 2000.

     As originally provided in the Prospectus, the Company issued to JW Charles Financial Services, Inc., ("Charles") a warrant dated September 16, 1996, ("Charles Warrant") to purchase up to 450,000 shares of Common Stock at the purchase price of $1.50 per share, as partial payment for investment banking services rendered to the Company in connection with a private placement, which 450,000 shares of Common Stock to be issued upon the exercise of the Charles Warrant are covered by the Prospectus, described under "Summary of Securities Being Offered" in the Prospectus and are referred to in other portions of the Prospectus. As described in the Supplement to the Prospectus dated
November 13, 1996, dated June 27, 1997, Charles assigned, effective June 13, 1997, a portion of the Charles Warrant allowing the purchase of 27,500 shares, to Max Morgulis ("Morgulis") and a portion of the Charles Warrant allowing the purchase of 112,500 shares of Common Stock to J. W. Charles Securities, Inc.
(a wholly owned subsidiary of Charles) which has changed its name to JW Genesis Financial Corp. ("JW Genesis"). As described in the Second Supplement to the Prospectus dated November 13, 1996, dated September 26, 1997, effective
August 21, 1997, Morgulis transferred his entire portion of the Charles Warrant, allowing the purchase of 27,500 shares ("Kizner Warrant") to Nelya Kizner ("Kizner"). On January 6, 2000, the Kizner Warrant was amended to (i) reduce the exercise price thereof from $1.50 per share of Common Stock to $1.00 per share of Common Stock and (ii) extend the expiration date of the warrant from December 31, 1999 to January 14, 2000.

     Effective February 9, 2000, JW Genesis assigned its entire portion of the Charles Warrant, allowing the purchase of 112,500 shares ("Mannion Warrant"), to Paul T. Mannion. On January 6, 2000, the Mannion Warrant was amended to
(i) reduce the exercise price therefrom $1.50 per share of Common Stock to $1.00 per share of Common Stock and (ii) extend the expiration date of the warrant from December 31,1999 to February 10, 2000.

     As originally provided in the Prospectus, the Company issued to D.H. Blair Investment Banking Corp. a warrant dated September 16, 1996, ("Blair Warrant") to purchase up to 200,000 shares of Common Stock at the purchase price of $1.75 per share, as partial payment for services rendered to the Company in connection with a private placement, which 200,000 shares of Common Stock to be issued upon the exercise of the Blair Warrant are covered by the Prospectus, described under "Summary of Securities Being Offered" in the Prospectus and are referred to in other portions of the Prospectus. On January 6, 2000, the Blair Warrant was amended to (i) reduce the exercise price thereof from $1.75 per share of Common Stock to $1.00 per share of Common Stock and (ii) extend the expiration date of the warrant from September 15, 1999 to January 27, 2000.

     In conjunction with the above, the table below supplements and amends, in part, the Selling Security Holders table set forth at page 21 of the Prospectus by (i) adjusting the offering and beneficial information applicable to JW

Genesis to account for its assignment of the Mannion Warrant and other changes in its beneficial ownership (ii) adjusting the offering and beneficial owner-ship information applicable to Mannion to account for the assignment of the Mannion Warrant to him and other changes in his beneficial ownership. The number of shares of Common Stock covered by the Prospectus remains unchanged. Except with respect to each Selling Stockholder listed below, and except as supplemented and amended by the First Supplement to the Prospectus dated November 13, 1996, dated June 27, 1997, the Second Supplement to the Prospectus dated November 13, 1996, dated September 26, 1997, the Third Supplement to the Prospectus dated November 13, 1996, dated January 29, 1998, the Fourth Supplement to the Prospectus dated November 13, 1996, dated June 4, 1999, and the Fifth Supplement to the Prospectus dated November 13, 1996, dated
September 30, 1999, the Selling Security Holders table set forth at page 21 of the Prospectus remains unchanged.

                                                  Common
                        Common                     Stock       Percentage of
                         Stock                  Beneficially   Common Stock
                      Beneficially   Common     Owned After     Owned After
                         Owned        Stock      Completion    Completion
                        Prior to      Being          of            of
Selling Stockholder     Offering     Offered      Offering      Offering
___________________   ____________   ________   ___________   _____________
JW Genesis Financial     400,000          -        400,000          1.9%
Corp. f/k/a
JW Charles
Securities, Inc.

Mannion, Paul T.         162,500       112,500      50,000            *
__________________________

*  Less than 1.0%.


February 18, 2000